Exhibit 99.1

Certain Information Provided to Prospective Debt Financing Sources

Proposed Refinancing

As part of a proposed refinancing of Immucor Inc., we are seeking to extend the maturity of our senior secured term loan facility from August 19, 2018 to June 15, 2021 and to increase the principal amount from $635 million to $647 million.

Transfusion and Transplant Markets

Based on our estimates, we are a top 2 global player in transfusion and transplantation diagnostics. The market opportunity split between the Human Leukocyte Antigen (“HLA”) transplant market and the transfusion market is 25% and 75%, respectively. Our market share in the transfusion and transplant markets are 28% and 10%, respectively.

Blood Demand in the United States (“US”)

Our transfusion revenues are relatively stable despite end-market demand pressure. The chart below shows US blood demand (based on information gathered from select Immucor donor center customers) versus our US quarterly transfusion revenue.

From December 2008 through March 2015, the CAGR for US blood demand was (5.1%). After April 2015, the CAGR was (0.3%).

Expanding Opportunities with Next Generation Sequencing

MIA FORA enables us to sell to high-resolution typing customers. This gives us leverage to sell legacy LIFECODES products and our entire portfolio to such customers. Based on our estimates, before MIA FORA was introduced, we had access to a $200 million segment. The introduction of MIA FORA gives us access to the entire $400 million segment.

Cost Savings Positively Impact EBITDA

The Stamford, Connecticut manufacturing site was closed on May 31, 2017, and manufacturing activities for transplant products were transferred to Waukesha, Wisconsin. This resulted in total savings of $3.7 million, with $0.5 million recognized in FY2017 and $3.2 million to be recognized in FY2018. The cash-on-cash payback of approximately one year with related cash spend was completed in FY2017.

Together with our cost reduction initiative, we anticipate cost savings will positively impact EBITDA by over $18 million on an annualized basis starting in Q4 fiscal year 2017.

FY2017 Takeaways

FY2017 is in line with our guidance with low single-digit growth in revenue and adjusted EBITDA, excluding Sentilus.

As of May 28, 2017, our revolver balance was $0.

Beyond FY2018

Beyond FY2018, we expect that acceleration of the top line will by driven by, in the transfusion segment, the stabilization of U.S. blood demand, the penetration of the EU patient market and continued success in the emerging markets, and in the transplant and molecular segment, by the penetration of the transplant market, led by MIA FORA, and the continued adoption of successful mIH methods.

We expect that profitability will be led by revenue growth, although cost synergy opportunities remain. The cash flow profile of the business remains in line with historical performance.